Exhibit 99.1

Webster Financial Announces the Resignation of Jerry Plush

WATERBURY, Conn., Sept. 23, 2013 /PRNewswire/ -- Webster Financial Corporation (NYSE: WBS) announced today that Gerald P. Plush, president and chief operating officer and a member of the Webster Bank Board of Directors, has resigned effective September 30, 2013. Plush has made a personal decision to pursue other career interests.

Plush joined Webster in July 2006 as executive vice president and chief financial officer and was promoted to senior executive vice president in July 2007. He was appointed chief risk officer in July 2008 and served in this role until August 2010. Plush was promoted to vice chairman and chief operating officer on January 5, 2011, and to president and elected to the board of directors of Webster Bank on December 15, 2011. Prior to joining Webster, Plush was employed at MBNA America in Wilmington, Del., from 1995 to 2006 in a number of senior executive positions.

Webster Chairman and Chief Executive Officer James C. Smith said, "Jerry has made many important contributions in increasingly responsible roles, becoming only the fourth President in our 78 year history. I've enjoyed a close working relationship with him and have always admired his remarkable energy and creative leadership in relentless pursuit of our strategic goals. Jerry's colleagues and I appreciate his extraordinary efforts and dedication in helping guide Webster along the path to high performance. We respect his decision and wish him success and happiness in the years ahead."

Plush said, "I take great pride in having been part of such a terrific organization and working with such a wonderful group of people. I am grateful for the opportunity to have been able to contribute in a number of roles over my seven years here. I have such a great sense of accomplishment in having worked together with Jim, the Board, and the team here to help Webster progress to where it is now. I firmly believe Webster is on the path to high performance."

About Webster

Webster Financial Corporation (NYSE: WBS) is the holding company for Webster Bank, N.A. With more than $20 billion in assets, Webster provides business and consumer banking, mortgages, financial planning, trust and investment services through 169 banking offices; 305 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.

Media Contact Bob Guenther, 203-578-2391 rguenther@websterbank.com	Investor Contact Terry Mangan, 203-578-2318 tmangan@websterbank.com